Exhibit 13(c)

EXHIBIT A

CLASS III SHARES

Name of Fund	Service/Account Maintenance Fee	Distribution Fee
BlackRock 60/40 Target Allocation ETF V.I. Fund	None	0.25%
BlackRock Advantage Large Cap Core V.I. Fund	None	0.25%
BlackRock Advantage Large Cap Value V.I. Fund	None	0.25%
BlackRock Advantage SMID Cap V.I. Fund	None	0.25%
BlackRock Basic Value V.I. Fund	None	0.25%
BlackRock Capital Appreciation V.I. Fund	None	0.25%
BlackRock Equity Dividend V.I. Fund	None	0.25%
BlackRock Global Allocation V.I. Fund	None	0.25%
BlackRock International Index V.I. Fund	None	0.25%
BlackRock Large Cap Focus Growth V.I. Fund	None	0.25%
BlackRock Managed Volatility V.I. Fund	None	0.25%
BlackRock S&P 500 Index V.I. Fund	None	0.25%
BlackRock Small Cap Index V.I. Fund	None	0.25%

Amended: February 9, 2021